EXHIBIT 99.1


  PRG-SCHULTZ ANNOUNCES THE INITIAL STEP IN AN SG&A EXPENSE RESTRUCTURING PLAN

ATLANTA--(BUSINESS WIRE)--Aug. 19, 2005--PRG-Schultz International, Inc. (Nasdaq:PRGX) today announced that it has taken an initial step in implementing an expense restructuring plan, currently being developed. When completed, the plan will involve a major restructuring of the Company's sales, general and administrative expenses and is scheduled for completion no later than early fourth quarter, with implementation to begin immediately thereafter. The initial step includes headcount reductions in the Company's Atlanta headquarters, elimination of independent contractor positions in Atlanta, cancellation of an airplane charter service, termination of retainer contracts with outside consultants, and elimination of certain perquisites for corporate executives. Annualized savings from this first step will be approximately $4.5 million, before charges, representing only a small portion of the total savings expected to be realized from the overall plan, once it is developed and fully implemented. These initial actions are expected to result in severance-related and other charges of approximately $1 million, to be accrued during the third quarter. Implementation of the overall plan is expected to result in significant additional severance-related and other charges.

About PRG-Schultz International, Inc.
Headquartered in Atlanta, PRG-Schultz International, Inc. (PRG) is the world leader in recovery auditing and a leading profit improvement firm. PRG employs approximately 2,750 employees, providing clients in over 40 countries with insightful value to optimize and expertly manage their business transactions. Using proprietary software and expert audit methodologies, PRG industry specialists review client purchases and payment information to identify and recover overpayments.

Forward-Looking Statements
Statements made in this news release that look forward in time, including express and implied statements regarding the development of a restructuring plan, the accrual of severance-related and other charges, potential cost savings, completion of the plan, and the Company's future performance, involve risks and uncertainties and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such risks and uncertainties include the possibility that charges and savings may be more or less than anticipated, due, for example, to unforeseen delays in developing or implementing the plan, the possibility that the plan cannot be successfully implemented, the possibility of unanticipated costs arising from the termination of employment arrangements and other contracts, and the possibility that the Company may be forced to reevaluate its decision to terminate certain service and supply contracts and arrangements due to the fluctuating operational needs of the Company. Should the Company violate the financial covenants of its senior credit facility and be unable to continue to borrow under it, it will have to seek alternate sources of financing, and there is no guarantee that such

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financing  will be  available on  acceptable  terms,  if at all. In addition,  a default and acceleration under the senior credit facility would result in a cross-default under and could result in an acceleration of the Company's approximately $125 million outstanding convertible notes. In such an instance, the Company would seek to refinance the notes, but there is no guarantee that it would be able to do so on acceptable terms, if at all. For a discussion of other risk factors that may impact the Company's business, please see our Securities and Exchange Commission filings, including the Company's Forms 10-K and 10-Qs filed with the Securities and Exchange Commission on March 16, 2005, May 10, 2005 and August 9, 2005. The Company disclaims any obligation or duty to update or modify these forward-looking statements.

CONTACT:
PRG-Schultz International, Inc., Atlanta
James E. Moylan, Jr.
770-779-6605